                                                                     Exhibit 10

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated
April 7, 2008, relating to the financial statements of Prudential Annuities Life Assurance Corporation Variable Account B, which appears in the
December 31, 2007 Annual Report to the contract owners of Prudential Annuities Life Assurance Corporation Variable Account B. We also consent to the incorporation by reference in this Registration Statement of our report dated March 14, 2008, relating to the financial statements of Prudential Annuities Life Assurance Corporation, which appears in Prudential Annuities Life Assurance Corporation's Annual Report on Form 10-K for the year ended
December 31, 2007.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 23, 2009